EXHIBIT 21

ECHOSTAR CORPORATION AND SUBSIDIARIES

LIST OF SUBSIDIARIES

As of December 31, 2010

Legal Entity	State or Country of Incorporation	% Ownership	Name Doing Business As
EchoStar Technologies L.L.C.	Texas	100%	ETLLC
EchoStar Operating Corporation	Colorado	100%	EOC
EchoStar Satellite Services L.L.C.	Colorado	100%	ESSLLC